ESCROW AGREEMENT
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     THIS  ESCROW AGREEMENT ("Agreement") is entered into by and between NEOSURG
TECHNOLOGIES,  INC.,  LTD.  ("Customer")  and  FIRST  COMMUNITY  BANK  ("Bank").

     WHEREAS, the Customer is in the process of effecting an S-B2 public offering of its shares common stock (the "Shares"); and

     WHEREAS, prospective purchasers of the Shares ("Investors") will be tendering funds to the Customer, subject to certain conditions; and

     WHEREAS, the Customer desires that such funds be deposited at the Bank in an interest bearing escrow account for safekeeping pending the results of the offering of the Shares; and

     WHEREAS, the parties desire to enter into certain agreements regarding said escrow account;

     NOW, THEREFORE, for Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1.       Appointment,  Acceptance,  and  Compensation
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     (a)     The Customer hereby appoints the Bank, a state banking association, as its escrow agent under this Agreement and the Bank hereby accepts such appointment. This Agreement will govern the relationship between the Bank and the Customer with respect to the Escrowed Funds (as defined in Section 3 below).

     (b) The Bank shall receive no compensation for its services hereunder. However, the Bank shall be reimbursed for all out-of-pocket expenses, including, but not limited to, reasonable attorney's fees, incurred in connection with the services rendered by the Bank pursuant to this Agreement. Customer shall pay all expenses of the Bank under this Agreement directly, and none of such expenses shall be charged against or paid from the Escrowed Funds.

     2.       Establishment  of Escrow Account.  The Bank shall establish a bank
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account under the name "NeoSurg Technologies, Inc., Escrow Account" (the "Escrow
Account"). The Escrow Account shall be separate from any account of the Customer. The Escrow Account shall bear interest at the prevailing rate.

     3.       Deposits  to Escrow Account.  The Customer may, from time to time,
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deliver,  or  cause  to  be  delivered, to the Bank, for deposit into the Escrow
Account, funds received from Investors. Such funds may be delivered by check or other instrument, or may be effected by wire transfer. Funds shall be drawn on domestic branches of United States banks, shall be payable in United States dollars, and shall be made payable to the order of "NeoSurg Technologies, Inc., Escrow Account." All funds delivered by the Customer to the Bank, when cleared and collected, shall be referred to herein as the "Escrowed Funds." The Bank is hereby authorized, on behalf of the Customer, to endorse and forward for presentment and collection all checks received on account of subscriptions for Shares. If, after the receipt and deposit by the Bank of any check tendered in connection with any subscription, such check shall be returned as uncollectable, the Bank shall immediately return such check to the Customer for disposition.

     4.       Safekeeping  of Funds.  The Bank shall hold all funds deposited in
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the Escrow Account in safekeeping until (i) the release of the Escrowed Funds to
Customer pursuant to Section 5 below, or (ii) the return of the Escrowed Funds to the Investors pursuant to Sections 7 and 8 below. Additionally, the Bank will:

     (a) allow the administrators of the states listed in Schedule A the right to inspect and make copies of the records of the Bank at any reasonable time wherever the records are located;

     (b) notify the administrators of such states in writing upon the release of the Escrowed Funds pursuant to Sections 5 and 8 below;

     (c) release and return the Escrowed Funds to the Investors with interest and without any deductions for expenses, including expenses of the Bank, in the event that the subscriptions for the Shares are insufficient to meet the minimum offering amount within the time specified in this Agreement


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     5.  Escrow  Release
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     (a)     At  such  time  as  the  conditions for the release of the Escrowed
             Funds shall have been met, as described in Section (b) below (the "Escrow Release"), the Bank shall immediately release and deliver the Escrowed Funds to Customer.

     (b)     As  a  condition  to the release of the Escrowed Funds to Customer,
             (i) the total amount of the Escrowed Funds must equal or exceed One Million Six Hundred Twenty Thousand Dollars ($1,620,000); and (ii) Customer must provide the Bank with a certificate, executed by the Customer under penalties of perjury, that it has received subscriptions for the minimum number of Shares as set forth in its prospectus dated June 15, 2000.

     6.  Additional  Deposits.  From  and after the Escrow Release, Customer may
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continue  to  deposit funds from Investors into the Escrow Account, but shall be entitled  to  immediately  withdraw  said  funds  upon  written  request.

     7.  Rejected  Subscriptions.  In  the  event  that the Customer rejects any
         -----------------------
subscription for any reason, the Bank shall, upon receipt of written instructions from the Customer, return and deliver the Escrowed Funds attributable thereto, with interest, if any, and without deduction, to the Investor from whom the Escrowed Funds were received at the address provided to the Bank by the Customer . Such funds shall be returned by certified mail, return receipt requested, and the Bank may complete the return receipt to such certified mail so that such receipts are returned to the Customer.

     8.   Failure  to  Achieve Escrow Release.  In the event that Escrow Release
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does  not  occur  on  or  before  May 31, 2001, the Bank shall, not earlier than thirty (30) days after such date (unless agreed to the contrary by the Customer) nor more than sixty (60) days after such date, deliver to each Investor, at the addresses provided by the Customer to the Bank, the Escrowed Funds held on behalf of each Investor.

     9.  Ownership  of  Funds.  The  Bank does hereby acknowledge and agree that
         --------------------
all Escrowed Funds held in the Escrow Account shall, until disbursed to Customer in accordance with the provisions of this Agreement, be held for the benefit of each Investor and each Investor shall be considered the owner of its respective Escrowed Funds for all purposes.

     10.   Successor  Escrow  Agents.  The  Bank, or any successor escrow agent,
           -------------------------
           may resign from its duties under this Agreement at any time by giving notice in writing to the Customer and shall be discharged from its duties under this Agreement on the first to occur of the appointment of a successor escrow agent as provided in this Section , or the expiration of thirty (30) calendar days after such notice is given, and may be discharged from its duties under this Agreement upon receipt from the Customer of five (5) days prior written notice of such discharge. In the event of any resignation or discharge of the Bank, a successor escrow agent shall be appointed by the Customer. A successor escrow agent shall be selected from among those state or national banks possessing trust powers whose principal office is located in the United States of America. Any successor escrow agent shall deliver to the Customer and the Bank a written instrument accepting appointment under this Agreement, and thereupon it shall succeed to all of the rights and duties of the Bank hereunder, and shall be entitled to receive the Escrowed Funds. Upon the resignation or discharge of the Bank, the Bank shall deliver all Escrowed Funds in its possession pursuant to the terms of this Agreement to such person or persons as the Customer shall designate in writing.
     11.   Rights,  Privileges,  Immunities  and  Liabilities  of  the Bank: The
           ----------------------------------------------------------------
           following shall govern the rights, privileges, immunities and liabilities of the Bank:


     (a)     Not  Party to Other Agreements.  The Bank is not a party to, and is
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             not bound by, any agreements involving the Customer other than this
             Agreement.

     (b)     Indemnification.  In  the  event  the  Bank becomes involved in any
             ---------------
             suit,  litigation,  or  other  investigative or legal proceeding in


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             connection  with this  Agreement, the Escrowed Funds, or any matter related thereto, the Customer agrees to indemnify and save the Bank harmless from all loss, costs, damage, expense, liability, and attorney's fees suffered or incurred by the Bank as a result thereof, except any such loss, cost, damage, expense, liability, or attorney's fees that arise as a result, directly or indirectly, of the Bank's gross negligence or willful misconduct.

     (c)     Acting  on  Notices.  The Bank shall have no responsibility for the
             -------------------
             genuineness or validity of any document or other item deposited with it, and shall be protected in acting in accordance with any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other document or instrument that the Bank, in good faith, believes to be genuine and signed by the proper parties.

     (d)     Standard  of  Care.  The Bank shall not be liable for anything that
             ------------------
             it may do or refrain from doing in connection herewith provided that it acts in good faith.

     (e)     Consultation with Counsel.  The Bank may consult with legal counsel
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             in  the  event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

     (f)     Discharge  of  Obligations.  The  Bank,  having  transferred  the
             --------------------------
             Escrowed Funds to the Customer or the Investors in accordance with the provisions of this Agreement, shall be discharged from any further obligations hereunder.

     12.  Notices.  All  notices  and other communications hereunder shall be in
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writing  and  shall  be  deemed  to have been duly given if delivered or mailed, first class, certified or registered, postage prepaid, return receipt requested, addressed to the party for whom they are intended at the following addresses:
     A.     If  to  Bank:               1020  Bay  Area  Blvd.
                                        Houston,  Texas  77058
                                        Attention: Michael L. Cornett, President

     B.     If  to  Customer:           17300  El  Camino  Real,  Suite  110
                                        Houston,  Texas  77058

Such  names  and  addresses  may  be  changed  by  written  notice.

     13.  Entire  Agreement  and Amendments.  This Agreement contains the entire
          ---------------------------------
understanding of the parties hereto with respect to the subject matter contained herein and may be amended or terminated (except as expressly provided herein) only by a written instrument executed by all parties, or their respective successors or assigns. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth herein.

     14.  Headings.  The  section  and  paragraph  headings  contained  in  this
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Agreement  are  for  reference purposes only and shall not affect in any way the meaning  or  interpretation  of  this  Agreement.

     15.  Applicable  Law.  This  Agreement  shall  be construed and enforced in
          ---------------
accordance with the laws of the state of Texas without regard to its conflict of law rules.

     16.  Parties in Interest.  This Agreement shall inure to the benefit of and
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be  binding upon the Bank, the Customer, the Investors, and their successors and assigns.

     17.  Provisions  Severable.  If  any  one or more covenants, agreements, or
          ---------------------
provisions herein shall be held for any reason whatsoever invalid or unenforceable, then such covenants, agreements, or provisions shall be null and void and shall be deemed severable from the remainder of this Agreement and in no way affect the validity of any such remainder.


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     18.  Number  and  Gender.  Whenever  required by the context, any reference
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herein  to  the  singular  shall include the plural, any reference to the plural shall include the singular, and the gender of any pronoun shall mean and include the appropriate gender, whether masculine, feminine, or neuter.

     19.  Counterparts.  This  Agreement  may  be  executed  simultaneously  in
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multiple  counterparts, each of which shall be deemed to be an original, but all of  which  together  shall  constitute  one  and  the  same  instrument.

EXECUTED this the 15th day of June , 2000.

                                             NEOSURG  TECHNOLOGIES,  INC.


                                             BY:  /s/  Peter  T.  O'Heeron
                                                --------------------------
                                             PETER  T.  O'HEERON,  President


                                             FIRST  COMMUNITY  BANK


                                             BY:  /s/  Michael  L.  Cornett
                                                ---------------------------
                                             MICHAEL  L.  CORNETT,  President


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